Exhibit 10.1

AMERICAN BAR ASSOCIATION

MEMBERS POOLED TRUST FOR RETIREMENT PLANS

AMENDED AND RESTATED

July 1, 2010

(i)

2.30	“Trustee”	5
2.31	“Trust Fund”	5
2.32	“Unitized Investment Option”	5
2.33	“Valuation Date”	5

ARTICLE III ADOPTION OF TRUST		5

ARTICLE IV PAYMENTS TO AND INVESTMENT OF TRUST FUND		6
4.01	Payments to Trustee	6
4.02	Form of Payment	6
4.03	Investment Directions Furnished to Trustee	6
4.04	Application of ERISA Section 404(c)	7
4.05	Limitation on Liability if Employer or Trustees Direct Investment	7
4.06	Timing of Payments to Investment Options	7

ARTICLE V VALUATION OF INVESTMENT OPTIONS		8
5.01	Value of Non-Unitized Investment Options	8
5.02	Value of Unitized Investment Options	8

ARTICLE VI MAINTENANCE OF RECORDS		8
6.01	Recordkeeping Accounts	8
6.02	Maintenance and Valuation of Recordkeeping Accounts For Non-Unitized Investment Options	8
6.03	Maintenance and Valuation of Recordkeeping Accounts For Unitized Investment Options	9
6.04	No Right to Trust Fund Assets	9
6.05	Records of Trustee	9
6.06	Reports to Employers	9
6.07	Reports to ABA RF	10
6.08	Governmental Filings	11
6.09	Self-Managed Option	11

ARTICLE VII TRANSFER BETWEEN INVESTMENT OPTIONS		11

ARTICLE VIII PAYMENTS FROM THE TRUST FUND		12
8.01	Withdrawals and Benefit Payments	12
8.02	Protection of Trustee	12
8.03	Reliance on Written, Telephonic or Other Directions	13

ARTICLE IX QUALIFICATION OF PARTICIPATING TRUSTS		13
9.01	Representation by the Trustees of Participating Trusts	13
9.02	Disqualification of Participating Plans and Trusts	13
9.03	Proof of Qualification	13
9.04	Inapplicability	14

ARTICLE X THE TRUSTEE		14
10.01	Powers of Trustee	14
10.02	Ownership of Trust Fund	18

(ii)

10.03	Appointment and Removal or Resignation of Trustee	18
10.04	Appointment of Successor Trustee	18
10.05	Treatment of Trust Fund Upon Appointment of Successor Trustee	18
10.06	Duties of Trustee	19
10.07	Prohibited Transactions	19
10.08	Protection of Trustee	19
10.09	Bonding	19
10.10	Suspension of Valuations and Withdrawal Rights	19

ARTICLE XI PAYMENT OF FEES AND EXPENSES		20

ARTICLE XII SPENDTHRIFT PROVISION		20

ARTICLE XIII TERMINATION OF SPONSORSHIP		21

ARTICLE XIV AMENDMENTS		21

ARTICLE XV ARBITRATION OF DISPUTES		21

ARTICLE XVI MISCELLANEOUS		21
16.01	Exclusive Benefit Rule	21
16.02	Advice of Counsel	21
16.03	Necessary Parties	22
16.04	Controlling Law	22
16.05	Notices, Accountings and Reports of Trustee to Employers	22
16.06	Communications Between ABA RF and Trustee	22
16.07	Trust Fund Governed by Agreement	23
16.08	Application of Participating Plan and Participating Trust to Trustees	23
16.09	Construction of Agreement	23
16.10	Construction of Terms	23
16.11	References	23
16.12	Waiver	23
16.13	Good Faith	23
16.14	Actions by Trustee	24
16.15	Successors and Assigns	24
16.16	Execution of Agreement	24
16.17	Authority	24

(iii)

AMERICAN BAR ASSOCIATION

MEMBERS POOLED TRUST FOR RETIREMENT PLANS

THIS TRUST AGREEMENT (the “Agreement”) is amended and restated effective as of the first day of July, 2010, by and between the ABA Retirement Funds, an Illinois not-for-profit corporation (“ABA RF”), and The Northern Trust Company, an Illinois corporation (the “Trustee”).

W I T N E S S E T H:

WHEREAS, ABA RF established the American Bar Association Members Pooled Trust for Retirement Plans (the “Trust”) effective as of January 1, 1984 as a continuation and restatement of both the American Bar Retirement Association Master Trust for Self-Employed Retirement Plans and the American Bar Retirement Association Master Pooled Trust for Corporate Retirement Plans;

WHEREAS, this Agreement was amended and restated effective as of January 1, 1992 (the “1992 Restatement”) to reflect, among other things, the appointment of State Street Bank and Trust Company (“State Street”) as Trustee of the Trust, effective as of such date;

WHEREAS, this Agreement was amended and restated effective as of May 1, 2009 (the “2009 Restatement”), to reflect, among other things, the modified relationship among State Street and ABA RF, whereby State Street was no longer responsible for plan and participant level recordkeeping services; and

WHEREAS, ABA RF and the Trustee desire to amend the Agreement to reflect the appointment of The Northern Trust Company (“Northern Trust”) as successor Trustee of the Trust, effective as of July 1, 2010;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and undertakings, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I CONTINUATION, PURPOSE AND INTENT OF TRUST

1.01 Continuation of Trust. ABA RF and the Trustee hereby continue the American Bar Association Members Pooled Trust for Retirement Plans.

1.02 Purpose of the Trust. The purpose of the Trust is to implement individually-designed employee pension and profit sharing plans of Employers that are qualified under Section 401(a) and related provisions of the Code and ERISA.

1.03 Governing Documents. The rights, powers, titles, duties, discretions, immunities and obligations of the Trustee shall be governed by this Agreement, the ABA Members Collective Trust as amended effective July 1, 2010, the Fiduciary Investment Services Agreement, the Program Interface Agreement, the Participation Agreements and the terms of any supplementary agreement entered into between ABA RF and the Trustee.

1.04 Intent to Qualify. The Trust continued hereby is designated as a part of each Participating Plan and is intended to qualify as a tax-exempt trust under Section 501(a) of the Code.

1.05 Program Recordkeeper. Notwithstanding any other provision of this Agreement, the parties intend that all instructions, directions, notices, reports, elections and other information that is expressly or implicitly required or permitted under this Agreement between Employers, trustees of Participating Trusts or Participants, on the one hand, and the Trustee, on the other hand will be effected through the Program Recordkeeper in accordance with procedures contained in the Program Interface Agreement or otherwise agreed to by Northern Trust and the Program Recordkeeper (and any reference in this Agreement to “procedures contained in the Program Interface Agreement” or similar language shall be deemed to mean and include any other procedures agreed upon by Northern Trust and the Program Recordkeeper). In the event any Employer, the trustees of any Participating Trust, any Participant or any agent of a Participating Plan communicates or attempts to communicate with the Trustee directly, subject to applicable law, the Trustee shall have no obligation to review, respond to or otherwise deal with such communication and shall have no responsibility for its action or failure to act with respect to such communication; provided, that the Trustee shall refer such communication to the Program Recordkeeper.

ARTICLE II DEFINITIONS

2.01 “ABA Members Collective Trust” means the American Bar Association Members/Northern Trust Collective Trust, a group trust established pursuant to a Declaration of Trust as amended effective July 1, 2010 and in effect from time to time, and maintained by Northern Trust, for the purpose of providing certain Investment Options under this Trust.

2.02 “ABA RF” means the ABA Retirement Funds an Illinois not-for-profit corporation, and any successor through which qualified retirement plans are offered to Qualified Employers.

2.03 “Fiduciary Investment Services Agreement” means the agreement effective as of July 1, 2009 by and among The Northern Trust Company, Northern Trust Investments, NA and ABA RF, and as amended and in effect from time to time.

2.04 “Affiliate” means any person or entity, including any general partnership, limited partnership, corporation, joint venture, business trust or similar organization, that controls, is controlled by, or is under common control with, the Trustee.

2.05 “Business Day” means any day on which the New York Stock Exchange is open for trading and on which the Trustee’s principal office is open for business. Any other reference in this Trust to a “day,” “week,” “quarter,” or “year” shall mean, respectively, a calendar day, a calendar week, a calendar quarter or a calendar year.

2.06 “Closed Option” means any investment in which Participants and/or Participating Plans are no longer permitted to make contributions or transfers (by agreement between ABA RF and the Trustee), but which continues to represent an investment under the Trust.

2.07 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any regulations promulgated thereunder.

2.08 “Effective Date” means July 1, 2010, which is the effective date of this amended and restated Trust.

2.09 “Employer” means (a) any Qualified Employer that maintains a Plan and which, through the trustees of the trust which forms a part of such Plan, has executed a Participation Agreement with respect to such Plan, and (b) any successor to any such Qualified Employer that agrees to continue such Plan.

2.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any regulations promulgated thereunder.

2.11 “Fund” means any collective investment fund that is established from time to time under the ABA Members Collective Trust.

2.12 “Investment Option” means any investment offered to or obtained for Participants and Participating Plans under the Trust in accordance with the Fiduciary Investment Services Agreement, including the Funds, the Self-Managed Option and any Closed Option.

2.13 “Non-Unitized Investment Option” means an Investment Option valued pursuant to Section 5.01.

2.14 “Participant” means any person for whom benefits under a Participating Plan are provided under the Trust including, where the context so requires, (a) a beneficiary designated under the terms of the Participating Plan to receive a benefit after the death of a Participant and (b) an alternate payee of any Participant with respect to whom an Employer gives written notice to the Trustee of such person’s status as an alternate payee entitled to benefits under the Trust in accordance with a qualified domestic relations order as defined in Section 414(p) of the Code.

2.15 “Participating Plan” means any Plan sponsored and maintained by an Employer with respect to which a Participation Agreement has been executed by the applicable Employer and the trustees of the trust forming a part of such Plan.

2.16 “Participating Trust” means any trust (other than this Trust) forming a part of a Participating Plan.

2.17 “Participation Agreement” means an agreement (in a form approved by the Trustee for such purpose) under which the trustees of the Participating Trust, and effective July 1, 2010, the applicable Employer, adopt the Trust as part of such Participating Trust.

2.18 “Plan” means any employee pension benefit that meets the requirements for qualification under Section 401(a) of the Code.

2.19 “Program” means the program sponsored by ABA RF for Qualified Employers, known as of the Effective Date as the ABA Retirement Funds Program, as amended from time to time.

2.20 “Program Interface Agreement” means the agreement between Northern Trust Investments, N.A., the Trustee and the Program Recordkeeper, as in effect from time to time, regarding, among other things, the procedures for making payments to the Trust, providing investment direction to the Trustee, transferring amounts between Investment Options, maintaining Trust Accounts and other records, making payments from the Trust and for providing notice to and from the Trustee.

2.21 “Program Recordkeeper” means the organization or entity engaged by ABA RF pursuant to the Program Services Agreement to provide recordkeeping, administrative, marketing and communications services for the Program. As of the date hereof, the Program Recordkeeper is ING Institutional Plan Services, LLC, acting on behalf of its affiliate, ING Life Insurance and Annuity Company.

2.22 “Program Services Agreement” means the agreement between ABA RF and the Program Recordkeeper to provide recordkeeping, administrative, marketing and communications services for the Program.

2.23 “Qualified Bar Association” means an organization of lawyers that is represented in the House of Delegates of the American Bar Association.

2.24 “Qualified Employer” means (a) any sole practitioner, partnership, corporation or association engaged in the practice of law, provided that the sole practitioner or at least one partner of the partnership or one shareholder of the corporation is a member or associate of the American Bar Association or of a Qualified Bar Association, (b) the American Bar Association, (c) any Qualified Bar Association, and (d) any organization that does not engage in the practice of law but is closely associated with the legal profession, which receives the approval of ABA RF, and which has as an owner or a member of its governing board a member or associate of the American Bar Association.

2.25 “Self-Managed Option” means an Investment Option made available under the Trust and established by the agreement of ABA RF and the Trustee pursuant to which Participating Plans and/or Participants may designate the investment of the assets of the Participating Plans or of the Participants’ accounts, as the case may be, in investments selected by such Employer or the Participant, in accordance with such terms and conditions as may be adopted pursuant to Section 2.07 of the Fiduciary Investment Services Agreement and established and accounted for by the Trustee in accordance with Section 6.09 hereof.

2.26 “Northern Trust” means The Northern Trust Company, an Illinois corporation.

2.27 “Transaction Date” means any Business Day on which an addition or withdrawal is made to or from one of the Trust Accounts.

2.28 “Trust” means this American Bar Association Members Pooled Trust for Retirement Plans, as amended and in effect from time to time.

2.29 “Trust Accounts” means the accounts maintained by the Trustee for each Investment Option pursuant to Section 6.01.

2.30 “Trustee” means Northern Trust, or any successor trustee appointed pursuant to Section 10.04.

2.31 “Trust Fund” means the assets held in trust under this Agreement, consisting of the contributions received by the Trustee, together with the earnings and increments thereon, less disbursements and losses therefrom.

2.32 “Unitized Investment Option” means an Investment Option valued pursuant to Section 5.02.

2.33 “Valuation Date” means each Business Day of the year.

ARTICLE III ADOPTION OF TRUST

Any trustees of the trust which forms a part of a Plan may adopt the Trust as part of such Plan. Such adoption is accomplished by such trustees duly authorizing, executing and forwarding to the Trustee the appropriate form of Participation Agreement and will become effective upon execution of such Participation Agreement or upon such other effective date as is specified in such Participation Agreement.

By adopting the Trust, the trustees of the Participating Trust are the named fiduciaries for the selection of the Investment Options as the investments to be made available under the Participating Plan and Participating Trust of such Employer. Neither the Trustee nor ABA RF shall be liable for any loss that results from the decision of such trustees to adopt the Trust, to continue to participate in the Trust and to make the Investment Options available as the investments under the Participating Plan and Participating Trust. Each Employer shall also execute the Participation Agreement in order to contractually commit to such Employer’s obligations under this Agreement.

ARTICLE IV PAYMENTS TO AND INVESTMENT OF TRUST FUND

4.01 Payments to Trustee. An Employer, on behalf of itself and its employees who are Participants, may from time to time remit contributions under its Participating Plan to the Trustee. The trustees of any Participating Trust may from time to time transfer funds from the Participating Trust to the Trustee pursuant to procedures contained in the Program Interface Agreement. Such contributions and funds, together with any income thereon, shall be held in trust for the exclusive benefit of Participants. No one other than an Employer or the trustees of a Participating Trust may remit contributions or transfer funds to the Trustee to be held as part of the Trust Fund. The Trustee shall be accountable to the Employer or the trustees of a Participating Trust for the amounts so remitted or funds so transferred, and shall administer such amounts for the exclusive benefit of the Participants with respect to whom such amounts were received. The Trustee shall have no right or duty to verify that the contributions received by it comply with the provisions of the relevant Participating Plan or to enforce collection of any contributions from the Employer, trustees or any Participant. In the event that the Trustee receives contributions which the Trustee believes to be incorrect, upon receipt of such contributions the Trustee shall, pursuant to procedures contained in the Program Interface Agreement, attempt to contact the Employer or the trustees, as the case may be, in order to clarify or correct such contributions. The Trustee shall be relieved of any liability for interest or income if it refuses in the exercise of its reasonable fiduciary judgment to deposit such contributions in the Trust until the issue is resolved.

4.02 Form of Payment. All payments to the Trust Fund shall be remitted by check or other instrument payable in United States currency to the Trustee at the address specified by it pursuant to procedures contained in the Program Interface Agreement. Payments may be made by any other method requested by the Employer or the trustees of the Participating Trust and acceptable to the Trustee and may be made at such time or times as shall be reasonably acceptable to the Trustee.

4.03 Investment Directions Furnished to Trustee. The Trustee shall, pursuant to procedures contained in the Program Interface Agreement, invest the assets of the Trust which are attributable to any Participating Plan in the Investment Options in accordance with the directions from the Employer or the trustees of the Participating Trust showing the amount and the type of each contribution or transfer made on behalf of each of the Employer’s employees who is a Participant in the Participating Plan. The Employer or the trustees of the Participating Trust shall, pursuant to procedures contained in the Program Interface Agreement, furnish or cause to be furnished to the Program Recordkeeper in a form acceptable to the Program Recordkeeper such information as may be required for purposes of administering and investing the assets of the Trust. The Employer or the trustees of the Participating Trust shall furnish (or cause to be furnished) to the Program Recordkeeper election forms (in the form prescribed from time to time by the Program Services Agreement) designating the portion of the contributions or transfers made on behalf of each Participant to be invested in each Investment Option. To the extent that no investment direction is provided on behalf of a Participant, such amount shall be invested in the Stable Asset Return Fund established under the ABA Members Collective Trust or such other Fund as is designated by the trustees of the Participating

Trust in its Participation Agreement for such purpose as calculated and communicated to the Trustee by the Recordkeeper pursuant to the Program Interface Agreement. If the trustees of a Participating Trust selected a Fund in its Participation Agreement for such purpose that is being eliminated or closed and the trustees of the Participating Trust received notice thereof and did not provide affirmative investment direction as requested by such notice, then such amount shall be invested in the Fund designated in such notice as a successor to such eliminated or closed Fund as calculated and communicated to the Trustee by the Recordkeeper pursuant to the Program Interface Agreement.

4.04 Application of ERISA Section 404(c). To the extent that the Participants direct investment of their accounts under a Participating Plan, Section 404(c) of ERISA is intended to apply and, to the extent applicable, shall apply, and neither the Trustee nor ABA RF shall be liable for any loss that results from the Participants’ exercise of such investment control.

4.05 Limitation on Liability if Employer or Trustees Direct Investment. To the extent that the Employer or the trustees of a Participating Trust direct investment under the Participating Plan, the Employer or such trustees, as the case may be, shall be deemed to be a named fiduciary with respect to all such investment decisions, and neither the Trustee nor ABA RF shall be liable for any loss that results from the Employer’s or such trustees’ exercise of control over the allocation of the assets of the Trust attributable to such Participating Plan among the Investment Options.

4.06 Timing of Payments to Investment Options. The Trustee shall, pursuant to procedures contained in the Program Interface Agreement, remit promptly all amounts received by it as follows:

(a) amounts to be invested in the Funds shall be deposited in the appropriate Fund as of the next Valuation Date; and

(b) amounts to be invested in any other Investment Option shall be remitted promptly to the appropriate entity as required by the terms of the applicable instruments or documents establishing such Investment Option and until the amounts are remitted shall be invested in the Stable Asset Return Fund.

The time by which contributions must be received by the Trustee in order to be deposited in the Trust on the same Business Day shall be established under rules adopted by the Trustee consistent with (y) the terms of the instruments and documents pursuant to which the respective Investment Options are established and (z) any applicable requirements of Section 404(c) of ERISA and any regulations promulgated thereunder, subject to the procedures contained in the Program Interface Agreement. The Trustee shall furnish to ABA RF thirty (30) days’ prior written notice of the establishment of any such rules, or any changes therein; provided, however, that the Trustee may establish, or make changes in, any such rules upon five (5) Business Days’ notice to ABA RF if the Trustee reasonably determines such establishment or amendment is necessary or appropriate and may make such amendments with concurrent notice to ABA RF if it reasonably determines that such urgent action is necessary. The Trustee shall furnish reasonable notice of the establishment of any such rules, or any changes therein, to the Program Recordkeeper.

ARTICLE V VALUATION OF INVESTMENT OPTIONS

5.01 Value of Non-Unitized Investment Options. The value of any portion of a Trust Account invested in an Investment Option that is not maintained on the basis of units reflecting interests therein at any time shall be equal to the amount of contributions and investment income gains or losses attributable to such investment of contributions, and minus expenses and withdrawals, allocated to such Investment Option, all as provided for in the applicable instruments or documents establishing such Investment Option.

5.02 Value of Unitized Investment Options. The value of any portion of a Trust Account in an Investment Option that is maintained on the basis of units reflecting interests therein at any time shall be equal to the number of units of such Investment Option held by the Trust multiplied by the applicable unit value for that day. Whenever any amount is allocated to or withdrawn from a Unitized Investment Option, the Investment Option shall be charged or credited, as the case may be, with Investment Option units. The number of Investment Option units with respect to any transaction shall be determined by dividing the amount of the transaction by the Investment Option unit value for that day. The Investment Option unit value for any day is determined under the applicable rules set forth in the instruments or documents governing such Investment Option.

ARTICLE VI MAINTENANCE OF RECORDS

6.01 Recordkeeping Accounts. The Trustee shall, pursuant to procedures contained in the Program Interface Agreement, maintain Trust Accounts and such other accounts and information as the Trustee determines to be necessary, including, without limitation, records for each Investment Option as shall be necessary or appropriate to allow the Program Recordkeeper to reconcile on an aggregate basis its records of the amount of each Participating Plan in each Investment Option.

6.02 Maintenance and Valuation of Recordkeeping Accounts For Non-Unitized Investment Options. The value on any Valuation Date of any Trust Account maintained pursuant to Section 6.01 reflecting an investment in any Non-Unitized Investment Option shall be equal to the value of that Trust Account as of the last preceding Transaction Date plus investment income and minus fees, expense charges and, if applicable, investment losses or interest rate adjustments, if any, for the period since such preceding Transaction Date, plus the amount of any addition and less the amount of any withdrawal on such Valuation Date. In the event that any such Investment Option does not provide for daily valuations, the interest of a Trust Account in any such Investment Option shall be valued using the Investment Option valuation date coincident with or next preceding the Valuation Date.

6.03 Maintenance and Valuation of Recordkeeping Accounts For Unitized Investment Options. The value on any Valuation Date of any Trust Account maintained pursuant to Section 6.01 reflecting an investment in any Unitized Investment Option shall be equal to the number of Investment Option units allocable to that Trust Account multiplied by the Investment Option unit value for that Valuation Date. The number of Investment Option units allocable to that Trust Account as of any Valuation Date shall be equal to the number of Investment Option units allocable to that Trust Account as of the last preceding Transaction Date plus the number of any additional units allocated to, and minus the number of any units withdrawn from, that Trust Account on such Valuation Date. In the event that any such Investment Option does not provide for daily valuations, the interest of a Trust Account in any such Investment Option shall be valued using the Investment Option valuation date coincident with or next preceding the Valuation Date.

6.04 No Right to Trust Fund Assets. The designation or maintenance of any Trust Account under a Participating Plan or this Agreement shall not give any Employer, trustee of any Participating Trust, Participant or any other person any severable right or interest in any individual assets of the Trust Fund or of any Investment Options, except as otherwise provided herein.

6.05 Records of Trustee. The Trustee shall maintain records of all receipts, disbursements, allocations to Trust Accounts and of other transactions hereunder. All accounts, books and records relating to a Participating Plan shall be available for inspection by the Employer, the trustees of the Participating Trust, and by any person such Employer or such trustees may designate for such purpose, at the Trustee’s principal office in Chicago, Illinois (or such other office as the Trustee may designate) during normal business hours. All accounts, books and records shall be available for inspection by ABA RF, and by any person ABA RF may designate for such purpose, at the Trustee’s principal office in Chicago, Illinois (or such other office as the Trustee may designate) during normal business hours. ABA RF may request from the Trustee copies of such accounts, books and records, provided that such request is reasonable, taking into consideration both the timing and scope of such request.

6.06 Reports to Employers. The Trustee shall furnish annual reports to each Employer or the trustees of a Participating Trust showing the value of the Trust Accounts maintained under its Participating Plan pursuant to Section 6.01 as of the close of the period covered by that report, the amount of contributions made during such period under its Participating Plan and such other information as the Trustee deems appropriate. Such reports shall be furnished within one hundred twenty (120) days of the close of the period covered by the report. Such annual reports shall also be available for inspection by ABA RF, or any person ABA RF may designate for that purpose, at the Trustee’s principal office in Chicago, Illinois (or such other office as the Trustee may designate) during normal business hours. The Employer or the trustees of the Participating Trust may approve such report by an instrument in writing delivered to the Trustee or by failure to file written objection within one hundred twenty (120) days from the date of mailing such report to the Employer or such trustees. If an objection to specific items in such account are filed with the Trustee within such one hundred twenty (120) day period and the Trustee believes such objections to be valid, the Trustee shall adjust the account in such manner as it deems equitable under the circumstances. The objecting Employer or the objecting trustees shall be notified by the Trustee of any adjustments so made. If

(a) the Employer or the trustees of the Participating Trust approves such account, or

(b) no objections to specific items in such account are filed with the Trustee by the Employer or the trustees of the Participating Trust within one hundred twenty (120) days after the account has been furnished, or

(c) the Trustee shall give notice of an adjustment of the account to the Employer or the trustees of the Participating Trust and if legal proceedings are not commenced against the Trustee within sixty (60) days after notice of such adjustment has been furnished, then, to the extent permitted by applicable law, the account of the Trustee, with respect to all matters contained therein (as originally furnished if no adjustment was made, or as adjusted if an adjustment was made), shall be deemed to have been approved with the same effect as though judicially approved by a court of competent jurisdiction in a proceeding in which all persons interested were made parties and were properly represented before such court. The Trustee, nevertheless, shall have the right to have its accounts settled by judicial proceeding if it so elects, in which case the only necessary parties shall be the Trustee and ABA RF. The Trustee’s obligations hereunder shall be subject to, and satisfied by, reports provided by the Program Recordkeeper pursuant to the terms of the Program Interface Agreement.

6.07 Reports to ABA RF. The Trustee shall furnish a written account of the operation of the Trust for the preceding fiscal year of the Trust to ABA RF within one hundred twenty (120) days of the close of the period covered by the report. ABA RF may approve such account by an instrument in writing delivered to the Trustee or by failure to file written objection within one hundred twenty (120) days. If objections to specific items in such account are filed with the Trustee within such one hundred twenty (120) day period and the Trustee believes such objections to be valid, the Trustee shall adjust the account in such manner as it deems equitable under the circumstances. ABA RF shall be notified by the Trustee of any adjustments so made. If

(a) ABA RF approves such account, or

(b) no objections to specific items in such account are filed with the Trustee by ABA RF within one hundred twenty (120) days after the account has been furnished, or

(c) the Trustee shall give notice of an adjustment of the account to ABA RF and if legal proceedings are not commenced against the Trustee within sixty (60) days after notice of such adjustment has been furnished, then, to the extent permitted by applicable law, the account of the Trustee, with respect to all matters contained therein (as originally furnished if no adjustment was made, or as adjusted if an adjustment was made), shall be deemed to have been approved with the same effect as though judicially approved by a court of competent jurisdiction in a proceeding in which all persons interested were made parties and were properly represented before such court. The Trustee, nevertheless, shall have the right to have its accounts settled by judicial proceeding if it so elects, in which case the only necessary parties shall be the Trustee and ABA RF.

6.08 Governmental Filings. The Trustee shall file such governmental filings as are required of it under ERISA as the Trustee of the Trust.

6.09 Self-Managed Option. A Self-Managed Option has been made available to Participants which shall be subject to the following provisions:

(a) The Trustee shall open the Self Managed Option with a broker in the name of the Trustee, for the benefit of the individual Participants who choose to make directed investments in such account. The custody of the assets of the Self Managed Option shall be maintained by the broker. The broker shall be a broker or dealer registered under the Securities Exchange Act of 1934 or a nominee of such broker or dealer.

(b) Each Self Managed Option shall be deemed to be a separate Investment Option hereunder for which the Participant shall have sole investment responsibility. With respect to his or her Self Managed Option, the Participant shall have all of the investment authorities and responsibilities which the Trustee would have with respect to an Investment Account, provided, however, that the applicable Employer may establish restrictions to be applied with respect to the investment of a Self Managed Option. The Participant shall direct the broker with respect to such investments, provided, however, that notwithstanding any other provisions of this Agreement, with notice to the Participant, the Employer may direct the Trustee with respect to investments held in a Self Managed Option. The Trustee shall have no responsibility to make any investment review of, or consider the propriety of holding or selling or the voting of any assets held in a Self Managed Option.

(c) Notwithstanding any other provision of this Agreement to the contrary, with respect to assets held in a Self Managed Option, the Trustee shall have no responsibility or duty to provide to any party a valuation or listing of transactions involving any assets of the Trust held in a Self Managed Option or to provide any other reports with respect thereto, and the Program Recordkeeper shall obtain any such valuations, listings of transactions and reports from the broker or its designee.

ARTICLE VII TRANSFER BETWEEN INVESTMENT OPTIONS

Under each Participating Plan, all or any portion of amounts in any Investment Option (other than any amount applied to provide benefits under the Participating Plan) may be transferred, pursuant to procedures contained in the Program Interface Agreement, from any such Investment Option to another such Investment Option by notice (either written or in such other form as may be authorized by the Program

Recordkeeper) to the Program Recordkeeper by (a) the Participant or the trustees of the Participating Trust in the case of a Participating Plan which permits participants to direct investment of their accounts under the Participating Plan, and (b) by the Employer or the trustees of the Participating Trust in the case of all other Participating Plans, subject to the terms of the instruments or documents pursuant to which such Investment Options are established all as calculated and communicated to the Trustee by the Program Recordkeeper. Such transfer shall become effective on the first Business Day which is a Valuation Date for the Investment Option from which the transfer is made on or after the later of (u) receipt by the Trustee of such notice or (v) the date specified in such notice. In the event a transfer is requested to or from an Investment Option that does not provide for valuation on each Business Day, such transfer shall become effective on the first Business Day which is a Valuation Date for both Investment Options.

The time by which a transfer instruction must be made in order to become effective on the same Business Day, the number of such transfers which may be made in any one calendar year and the rules as to the effective date of transfers between two Investment Options both of which do not provide for valuation on each Business Day shall be established under rules adopted by the Trustee consistent with (x) the terms of the instruments and documents pursuant to which the respective Investment Options are established, (y) any applicable requirements of Section 404(c) of ERISA and any regulations promulgated thereunder and (z) procedures contained in the Program Interface Agreement. The Trustee shall furnish to ABA RF thirty (30) days’ prior written notice of the establishment of any such rules, or any changes therein; provided, however, that the Trustee may establish or make changes in any such rules upon five (5) Business Days’ notice to ABA RF if the Trustee reasonably determines such establishment or amendment is necessary or appropriate and may make such amendments with concurrent notice to ABA RF if it reasonably determines that such urgent action is necessary. The Program Recordkeeper shall furnish reasonable notice of the establishment by the Trustee of any such rules, or any changes therein, to the trustees of the Participating Trust.

ARTICLE VIII PAYMENTS FROM THE TRUST FUND

8.01 Withdrawals and Benefit Payments. The trustees of a Participating Trust may direct the Trustee to make withdrawals from the Trust Accounts to make distributions pursuant to the terms of the Participating Plan, subject to any charges that may be payable under rules adopted by the Trustee. The Trustee shall make payments pursuant to procedures contained in the Program Interface Agreement or by its check to the order of the payee. Payments may be made in kind, or partially by check and partially in kind, if so requested by the trustees of the Participating Trust but only to the extent permitted under applicable law and under the rules established by the Trustee and the terms of any Investment Option, the Program Interface Agreement and the Investment Services Agreement. The Trustee shall not make a payment directly to a Participant.

8.02 Protection of Trustee. The Trustee (a) shall be fully protected from all claims of a Participant, Employer or Participating Trust or any other agent of a Participating Plan in making payments under Section 8.01 pursuant to procedures contained in the Program Interface Agreement, and (b) shall not be liable for any payments made without knowledge of the changed condition or status of any person receiving payments thereunder, except to the extent that the Trustee breaches its fiduciary duty regarding, or is negligent in, the implementation of the directions of the trustees of the Participating Trust or the Employer.

8.03 Reliance on Written, Telephonic or Other Directions. Except as otherwise authorized by the Trustee, any action by an Employer, a Participant or the trustees of a Participating Trust pursuant to any of the provisions hereof shall be evidenced by an instrument in writing, a recorded telephonic direction or by other electronic means, as the case may be, or as otherwise required or permitted by the Program Recordkeeper and agreed to by the Trustee. The Trustee shall be fully protected in acting in accordance with any such instrument or telephonic or other electronic direction or any other direction permitted hereunder which does not appear to the Trustee to be invalid on its face.

ARTICLE IX QUALIFICATION OF PARTICIPATING TRUSTS

9.01 Representation by the Trustees of Participating Trusts. By executing and adopting the Trust as a trust under its Participating Trust, the trustees of each Participating Trust represent that its Participating Trust is a tax-exempt trust under Section 501(a) of the Code and that the related Participating Plan meets the requirements for qualification under Section 401(a) of the Code, and until advised to the contrary, the Trustee may assume that the Participating Trust continues to be a tax-exempt trust and the related Participating Plan continues to meet such requirements for qualification. The trustees of each Participating Trust agree to advise the Trustee promptly of the failure of the respective Participating Trust at any time to be a tax-exempt trust or the related Participating Plan to meet such qualification requirements.

9.02 Disqualification of Participating Plans and Trusts. If the Trustee receives evidence satisfactory to it that any Participating Trust has failed at any time to be a tax-exempt trust under Section 501(c) of the Code has failed to meet the requirements for qualification under Section 401(a) and related provisions of the Code, the amounts in the Trust which are attributable to that Participating Trust shall be removed from the Trust by the Trustee as soon as administratively feasible. The Trustee shall provide written notice to ABA RF within a reasonable period of time following its receipt of the evidence referred to in the preceding sentence. The eventual disposition of amounts removed from the Trust under this Article with respect to such Participating Trust shall be for the exclusive benefit of the Participants.

9.03 Proof of Qualification. The trustees of each Participating Trust agree, as a condition to the continued operation of the Trust by the Trustee as part of its Participating Trust, to furnish the Trustee from time to time upon its request proof in form satisfactory to the Trustee that the Participating Trust and related Participating Plan initially meets, and as it may be amended from time to time, continues to meet, the requirements referred to in Section 9.01. If the trustees of any Participating Trust fail to furnish such proof within six (6) months or such other period as the Trustee may determine, the Trustee shall withdraw all amounts under the Trust Accounts for the Participating Trust and related Participating Plan and hold and dispose of such amounts as provided in Section 9.02.

9.04 Inapplicability. The provisions of Sections 9.02 and 9.03 are inapplicable to amounts applied to provide benefits for a Participant under Section 8.01.

ARTICLE X THE TRUSTEE

10.01 Powers of Trustee. Subject to the provisions of this Agreement regarding the establishment of Investment Options and the direction of investments by Employers and the trustees of Participating Trusts among such Investment Options, the Trustee shall have exclusive authority and discretion to hold, manage, care for and protect the Trust Fund and shall have the following powers and discretions in addition to those conferred by law, but only insofar as such powers and discretions are consistent with the investment objectives, restrictions and guidelines established with respect to each of the Investment Options by agreement of ABA RF and the Trustee, and the provisions of ERISA:

(a) to hold, manage, and control all money and other property at any time forming part of the Trust Fund and, consistent with the investment objectives, restrictions and guidelines for any Investment Option, to invest and reinvest any or all of the assets of the Trust Fund in any property, real, personal or mixed, tangible or intangible, wherever situated, whether or not productive of income, or consisting of wasting assets, as the Trustee deems proper, including, without limitation the following:

(i) such stocks, common or preferred, bonds, debentures, notes, mortgages and other evidences of indebtedness or ownership, trust and participation certificates, certificates of deposit, demand or time deposits (including any such deposits bearing a reasonable rate of interest in the Trustee or any Affiliate), bankers’ acceptances, variable and indexed interest notes and investment contracts, repurchase agreements, interests in investment companies, leaseholds, fee titles, beneficial interests in any trusts, equipment trust certificates, contracts for the immediate or future delivery of financial instruments and other property, foreign currencies, currency contracts for the immediate or future delivery of foreign currency, obligations issued by the United States Government and the agencies and instrumentalities thereof, irrespective of whether such securities or such property are of the character authorized by any state law from time to time for trust investments. To the extent that the Trustee invests assets allocated to an Investment Option in deposits of the Trustee or any Affiliate and subject to applicable law and the prohibitions of Section 10.07, the Trustee’s fees payable with respect to such Investment Option shall be reduced by the amount of any fee received by the Trustee on account of the investment of any assets in any such deposits in the Trustee or an Affiliate;

(ii) interests in or shares of mutual funds or other investment companies (whether or not incorporated and whether or not registered under the Investment Company Act of 1940, as amended, including any such mutual funds or investment companies managed or sponsored by the Trustee or any of its Affiliates), interests in collective investment trusts, which are exempt from tax under applicable Internal Revenue Service rulings and regulations (including, without limitation, the ABA Members Collective Trust) and any other collective investment trust maintained by the Trustee or any of its Affiliates for the collective investment of the assets of tax-exempt pension and profit-sharing trusts and while the assets of the Trust Fund are so invested, such collective investment trusts (and the instruments pursuant to which such trusts are established) shall constitute a part of this Agreement. To the extent that the Trustee invests assets allocated to an Investment Option in any collective investment fund maintained by the Trustee or any Affiliate and subject to applicable law and the prohibitions of Section 10.07, the Trustee’s fees payable with respect to such Investment Option shall be reduced by the amount of any management fee received by the Trustee on account of the investment of any assets in any such collective investment fund maintained by the Trustee or an Affiliate;

(b) to enter into any annuity contract with an insurance company and, subject to the provisions of the Trust, to remit payments to the insurance company under such contract;

(c) to trade in financial options and futures, including index options and options on futures, for purposes of hedging and similar purposes, but not for speculation, and to execute in connection therewith such account agreements and other agreements in such form and upon such terms as the Trustee deems appropriate; provided, however, that ABA RF hereby consents to the investment by the Trustee in collective investment trusts which permit trading by the trustee of such collective investment trust in such financial options and futures;

(d) to retain any property, real or personal, tangible or intangible, at any time received by it;

(e) to sell, convey, transfer, exchange, pledge, grant options on or otherwise dispose of the property of the Trust Fund from time to time in such manner, for such consideration and upon such terms and conditions as the Trustee, in its discretion, shall reasonably determine;

(f) subject to Section 6.05 of the Fiduciary Investment Services Agreement, to employ such brokers, agents, consultants, custodians, depositories, advisers, and legal counsel as may be reasonably necessary or desirable in the Trustee’s judgment in managing and protecting the Trust including, but not limited to, Affiliates and, subject to applicable law and the prohibitions of Section 10.07, to pay their reasonable expenses and compensation out of the Trust Fund and to enter into agreements, including investment manager agreements with such persons and entities;

(g) to settle, compromise, abandon or submit to arbitration all claims and demands in favor of or against the Trust and to establish reserves in connection therewith; to commence or defend suits or legal proceedings whenever, in its judgment, any interest of the Trust requires it; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

(h) to borrow money, with or without security, for the Trust; to encumber property of the Trust by mortgages or deeds of trust to secure repayment of indebtedness; to assume existing mortgages or deeds of trust on properties acquired by the Trust; and to acquire properties subject to existing mortgages or deeds of trust;

(i) to vote any security forming part of the Trust either in person or by proxy for any purpose; to exercise any conversion privilege or subscription right given to the Trustee as the owner of any security forming part of the Trust; to consent to take any action in connection with, and receive and retain any securities resulting from, any reorganization, consolidation, merger, readjustment of the financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the securities of which may constitute a portion of the Trust;

(j) to cause any securities or other property which may at any time form a part of the Trust to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee or agent (including any custodian employed by the Trustee, any nominee of such a custodian, and any depository, clearing corporation or other similar system), or in such form that title will pass by delivery, provided that if held in the name of any such nominee or agent, the records of the Trustee shall reflect ownership by the Trust;

(k) to enter into stand-by agreements for future investment either with or without a stand-by fee;

(l) to lend any securities and to secure the same in any manner, and during the term of such loan to permit the securities so lent to be transferred in the name of and voted by the borrower, or others, provided that in lending securities of the Trust the Trustee shall comply with ERISA Prohibited Transaction Class Exemption 2006-16 to the extent applicable;

(m) to collect and receive any and all money and other property due to the Trust and to give full discharge thereof;

(n) to maintain the indicia of ownership of assets outside the United States to the extent permitted by applicable Federal regulations;

(o) to organize corporations or partnerships or trusts for the purpose of acquiring and holding title to any property which the Trustee is authorized to acquire under Subsection 10.01(a);

(p) to manage, improve, repair, mortgage, lease for any term and control all property, real or personal, tangible or intangible, at any time forming part of the Trust upon such terms and conditions as the Trustee, in its discretion, shall determine;

(q) to enter into custodian and sub-custodian agreements with one or more banks, including any Affiliate of the Trustee, located outside the United States to the extent permitted by ERISA pursuant to which such foreign banks will, in addition to acting as custodian, provide brokerage services with respect to Trust Fund assets held in custody, but only if the Trustee has determined that the total compensation paid to such foreign bank is reasonable in light of all the services being rendered and, subject to applicable law and the prohibitions of Section 10.07, to pay their reasonable expenses and compensation out of the Trust Fund;

(r) pending the selection and purchase of suitable investments, or the payment of expenses or other anticipated distributions, the Trustee may retain in cash, with liability for interest, such portion of the assets of the Trust Fund as it shall deem reasonable under the circumstances in light of the investment objectives, guidelines and restrictions applicable to the Trust and in light of anticipated expenses of and distributions from the Trust; provided, however, that the Trustee will not have any such liability for interest if in the reasonable exercise of its fiduciary judgment it determines it is necessary to hold any cash or assets uninvested pending such selection and purchase of suitable investments or the payment of expenses or other anticipated distributions. For the purposes of this subsection (r), the Trustee in the reasonable exercise of its fiduciary judgment may hold a portion of the Trust Fund in accounts bearing a reasonable rate of interest (which shall in no event be less than the interest payable with respect to similar accounts) or checking or demand deposit accounts, including any such account in a bank acting as a fiduciary hereunder (including the Trustee and its Affiliates);

(s) to begin, maintain, or defend any litigation necessary in connection with the administration of the Trust, except that the Trustee shall not be obligated or required to do so unless it has been indemnified to its satisfaction against all expenses and liabilities sustained or anticipated by reason thereof;

(t) upon direction by the trustees of the Participating Trust, to pay any and all taxes of any and all kinds, including without limitation property taxes and income taxes levied or assessed under existing or future laws upon or in respect of any property forming a part of a Participating Plan out of the appropriate property subject to the terms of any agreements or contracts made with respect to Trust investments which make other provision for such tax payments. The Trustee may assume that any taxes assessed on or in respect of the Trust Fund or its income are lawfully assessed unless the trustees of the Participating Trust in writing advises the Trustee that in the opinion of counsel for the trustees of the Participating Trust, such taxes are or may be unlawfully assessed. In the event that the trustees of the Participating Trust shall so advise the Trustee, the trustees of the Participating Trust may contest the validity of any such taxes at its expense in the name of the Trustee; and the Trustee agrees to execute all documents, instruments, claims and petitions necessary or advisable in the written opinion of the Employer or its counsel for the refund, abatement reduction or elimination of any such taxes;

(u) to the extent reasonably necessary in the exercise of the fiduciary judgment of the Trustee, to retain any funds or property subject to any dispute without liability for payment of interest, or to decline to make payment or delivery thereof until final adjudication is made by a court of competent jurisdiction; and

(v) to perform any and all other acts necessary or appropriate for the proper administration of the Trust Fund and, in the exercise of any power or discretion, to execute and deliver all proper and necessary instruments and give full receipts and discharges.

10.02 Ownership of Trust Fund. All right, title and interest in and to the Trust Fund shall at all times be vested exclusively in the Trustee.

10.03 Appointment and Removal or Resignation of Trustee. The Trustee shall be appointed by the Board of Directors of ABA RF, and shall hold office until its successor has been duly appointed. The Board of Directors of ABA RF may remove the Trustee by mailing or delivering written notice of such removal to the Trustee. Such removal shall take effect on the thirtieth (30th) day following the date such notice is deemed to be given in accordance with Section 16.06. The Trustee may resign by giving like notice. In either case, the notice may be wholly or partially waived by the party to whom it is due.

10.04 Appointment of Successor Trustee. Upon the resignation or removal of the Trustee, the Board of Directors of ABA RF may appoint a successor Trustee by delivering to the removed or resigning Trustee: (a) an instrument in writing, executed by the Board of Directors of ABA RF, appointing such successor Trustee; and (b) an acceptance in writing executed by the successor Trustee so appointed. All of the provisions of this Agreement shall apply to such successor Trustee(s) as though it were originally named herein as Trustee. If ABA RF does not designate a successor as aforesaid, the Trustee may petition any court of competent jurisdiction for appointment of its successor.

10.05 Treatment of Trust Fund Upon Appointment of Successor Trustee. Upon the appointment of a successor Trustee, the removed or resigning Trustee shall transfer and deliver the assets in the Trust Fund to such successor Trustee after reserving such reasonable amount as it deems necessary to provide for any liabilities, expenses or taxes chargeable against the Trust Fund. ABA RF shall have the right to review and approve the amount reserved, which approval shall not be unreasonably withheld or delayed. The receipt by the successor Trustee and the approval by ABA RF of the final accounting of the removed or resigning Trustee, including its approval of a final accounting with respect to any amounts reserved under the previous sentence, shall release and discharge the removed or resigning Trustee, except as otherwise provided in ERISA. ABA RF shall have the right to audit, at its own expense, any final accounting rendered by the removed or resigning Trustee. Any successor Trustee shall be entitled to rely upon any such final accounting and shall have no personal liability whatsoever for the acts or omissions of the predecessor Trustee and the removed or resigning Trustee shall have no liability whatsoever for the acts or omissions of any successor Trustee.

10.06 Duties of Trustee. In exercising the powers hereinbefore granted to it, the Trustee shall perform all acts within its authority for the exclusive purpose of providing benefits for Participants and shall perform such acts with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. Except as otherwise provided by applicable law, the Trustee shall not be liable for any act or omission of any person or entity (other than an Affiliate) that either acts as a fiduciary or a service provider for a Participating Plan or Participating Trust pursuant to the delegation of responsibility under that plan or trust or under this Agreement, the ABA Members Collective Trust or the Program Interface Agreement, or has acted as a fiduciary or a service provider to a Participating Plan or a Participating Trust.

10.07 Prohibited Transactions. Neither the Trustee, nor any of its agents in the performance of its duties on behalf of the Trustee, shall cause the Trust to engage in any transaction if such party knows or should know that such transaction is prohibited under Section 406 of ERISA, unless such transaction is covered by an exemption under Section 408 of ERISA.

10.08 Protection of Trustee. Except as otherwise provided by applicable law, the Trustee shall not be liable for any act or omission regarding its obligations under this Agreement made in good faith, without negligence, and in accordance with any instruction, direction, notice, report, election or other information delivered to it by the Program Recordkeeper pursuant to the Program Interface Agreement. The Trustee shall be fully protected in, and shall not incur any liability by reason of its, acting upon any instruction, direction, notice, report, election or other information delivered by ABA RF or the Program Recordkeeper, the trustees of the Trust prior to January 1, 1992 or any agent of either of them, including without limitation Equitable, any Employer or the trustees of a Participating Trust and reasonably believed by the Trustee to be genuine and to be signed or presented by the proper person or persons.

10.09 Bonding. The Trustee is exempt from the bonding requirements of Section 412 of ERISA pursuant to Section 412(a)(2) thereof.

10.10 Suspension of Valuations and Withdrawal Rights. Notwithstanding anything to the contrary in this Agreement, to the extent reasonably necessary in the exercise of the Trustee’s fiduciary judgment, the Trustee may suspend the valuation of the assets in the Trust, or in any Investment Option, pursuant to Articles V and VI and/or the right of the trustees of a Participating Trust or the Employer to remit any contributions under the Participating Plan pursuant to Article IV, the right to make transfers between Investment Options pursuant to Article VII, the right to receive distributions or make withdrawals from the Trust in accordance with Article VIII, for the whole or any part of any period when (a) any market or stock exchange on which a significant portion of the investments of the Trust or any Investment Option are quoted is closed (other than for ordinary holidays) or during which dealings therein are restricted or suspended; (b) there exists any state of affairs which, in the opinion of the Trustee, constitutes an emergency as a result of which disposition of the assets of the Trust or any

Investment Option would not be reasonably practicable or would be seriously prejudicial to the Participants; (c) there has been a breakdown in the means of communication normally employed in determining the price or value of any of the investments of the Trust or any Investment Option, or of current prices on any stock exchange on which a significant portion of the investments of the Trust or any Investment Option are quoted, or when for any reason the prices or values of any investments owned by the Trust or any Investment Option cannot reasonably be promptly and accurately ascertained; or (d) the transfer of funds involved in the realization or acquisition of any investment cannot, in the reasonable opinion of the Trustee, be effected at normal rates of exchange.

ARTICLE XI PAYMENT OF FEES AND EXPENSES

The Trustee may pay out of the assets of the Trust all reasonable expenses and fees of the Trust that may be lawfully charged to the Trust under applicable laws and regulations and are payable in accordance with the terms of the Fiduciary Investment Services Agreement. The expenses payable out of the Trust shall include expenses of litigation and attorneys’ fees, judgments, fines and amounts paid in settlement if, but only if, (a) the gravamen of the action, suit, proceeding or claim is principally the result of the Trustee, the Trust or the Plans being a stakeholder or (b) the gravamen of the complaint is not an alleged breach of duty by the Trustee. To the extent appropriate, expenses charged to the Trust in accordance with the preceding sentence may be charged by the Trustee to the particular Participating Plan involved in the action, suit, proceeding or claim. The Trustee shall be entitled to receive a reasonable fee for its services in accordance with the Fiduciary Investment Services Agreement. Such fee may be charged against the Trust or an Investment Option (as long as the fee charged is uniform for or may be paid directly by the Trust).

ARTICLE XII SPENDTHRIFT PROVISION

Except to the extent required by applicable law, the interests of Participants in the Trust Fund and in the income allocable thereto may not be assigned or used as collateral for a loan except for a loan to a Participant under the provisions of a Participating Plan and shall not be subject to garnishment, attachment, levy or execution of any kind for the debts or defaults of the Trustee, the trustees of the Participating Trust or of any person, natural or legal, having an interest in the Trust Fund. No Participant shall have any right of any kind whatsoever with respect to the Trust Fund, or any estate or interest therein, other than the right to receive such distributions as are lawfully made out of the Trust Fund, such as when the distributions are due and payable, under the terms of this Agreement or pursuant to the terms of a qualified domestic relations order (as described in Section 414(p) of the Code and Section 206(d) of ERISA) that the trustees of a Participating Trust designates as such and files with the Trustee. The Trustee shall not recognize any attempted alienation or encumbrance of the right or interest hereunder of any Participant. Neither the Trust Fund nor any Trust Accounts shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall the Trust Fund or any Trust Accounts hereunder be considered an asset of any individual in the event of his bankruptcy.

ARTICLE XIII TERMINATION OF SPONSORSHIP

If the Board of Directors of ABA RF shall determine that it is no longer desirable for ABA RF to sponsor the Trust, it may withdraw such sponsorship and discontinue all or part of the Trust, as applicable, under conditions, established by the Trustee, that will permit each Employer to continue its Participating Trust without termination. Notwithstanding the foregoing, the rights and obligations of the parties may be modified by the terms of any separate written agreement between ABA RF and the Trustee, including, without limitation, the Fiduciary Investment Services Agreement in which event the terms of such separate agreement shall control.

ARTICLE XIV AMENDMENTS

This Agreement may be amended from time to time by agreement in writing between ABA RF and the Trustee.

ARTICLE XV ARBITRATION OF DISPUTES

Any dispute or controversy between ABA RF and the Trustee arising under, out of, in connection with or in relation to this Agreement or the Trust, and any amendments hereof, or the breach hereof, shall be determined and settled by arbitration to be held in a location agreeable to the Trustee and ABA RF (or, if no location is agreed upon, in Chicago, Illinois) in accordance with the rules then in effect for commercial disputes according to the commercial rules of the American Arbitration Association; provided, however, that in the discretion of the arbitrator, hearings may be held at such locations as are convenient for the witnesses. In connection with any such arbitration, if the Trustee and ABA RF are unable to agree on a single arbitrator, then the Trustee and ABA RF shall each appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator. If either party fails to appoint an arbitrator, or if the two arbitrators fail to appoint a third arbitrator, the American Arbitration Association, or a similar organization agreeable to ABA RF and the Trustee, shall appoint such arbitrator or arbitrators. Any award rendered by such arbitrator or arbitrators may include an assessment of expenses (including attorney’s fees and arbitration fees) and shall be conclusive and binding on each and all of the parties, and judgment may be entered thereon by a court of competent jurisdiction.

ARTICLE XVI MISCELLANEOUS

16.01 Exclusive Benefit Rule. At no time prior to the satisfaction of all liabilities with respect to Participants shall any part of the principal or income of the Trust Fund ever be used for, or diverted to, purposes other than the exclusive benefit of Participants.

16.02 Advice of Counsel. The Trustee may consult with counsel, who may be counsel for ABA RF, in respect of any of its duties and obligations hereunder and may act or refrain from acting in accordance with the written advice of such counsel.

16.03 Necessary Parties. In all judicial proceedings affecting the Trust, the Trustee shall be the only necessary party and shall represent ABA RF and all persons, natural or legal, having interests in the Trust Fund; provided, however, that the Trustee shall give ABA RF prompt written notice of any judicial proceeding affecting the Trust and that ABA RF shall be entitled to retain counsel in connection with any judicial proceeding affecting the Trust.

16.04 Controlling Law. To the extent not superseded by federal law, the laws of the State of Illinois shall be controlling on all matters relating to the Trust, and this Agreement, as amended from time to time, shall be administered, construed and enforced in courts situated in that state.

16.05 Notices, Accountings and Reports of Trustee to Employers. Notices, accountings and reports required to be given or furnished by the Trustee to Employers may be given, pursuant to procedures contained in the Program Interface Agreement, by (a) personal delivery (b) delivery by overnight courier (c) facsimile (confirmed by telephone by the Trustee) or (d) mailing by first class mail, postage prepaid, in all cases addressed to the party involved at the last address or facsimile number of such party recorded in the general files of the Trustee. The date of delivery in the case of (a) and (b), the date of confirmed facsimile transmittal in the case of (c) or the date of such mailing in the case of (d) for all purposes hereunder shall be deemed to be the date as of which such notice was given or furnished to the addressee. Any notice required under the Trust may be waived by means of a written instrument executed by the person entitled to notice.

16.06 Communications Between ABA RF and Trustee. All notices, requests or other communications to be given by ABA RF or Northern Trust to the other under this Agreement shall be considered as properly given if (a) delivered in person, (b) delivered by overnight courier (with signed acknowledgment or receipt) or (c) sent by facsimile, confirmed by telephone by the sender, at the following addresses:

Northern Trust:

The Northern Trust Company

50 S. LaSalle St.

Chicago, IL 60603

Attention: Martin F. Mulcrone

Facsimile: (312) 630-6062

ABA RF:

ABA Retirement Funds

321 N. Clark Street, 16th Floor

Chicago, Illinois 60654-7598

Attention: Executive Director

Facsimile: (312) 988-5367

or mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested to ABA RF at the above address.

All notices, requests or communications shall be deemed given (y) upon the expiration of five (5) Business Days after deposit if mailed or (z) upon receipt by the addressee if given in person, by courier or by facsimile. If any communication is tendered to a party and the delivery thereof is refused by such party, such communication shall be effective upon the tender. Either party may change the address to which notices are to be delivered by written notice to the other party as provided in this Section 16.06.

16.07 Trust Fund Governed by Agreement. All interests in the Trust Fund, and all other aspects of the administration, management and investment of the Trust Fund, shall be governed by this Agreement, the Fiduciary Investment Services Agreement, the Program Interface Agreement and by the requirements of applicable laws and regulations.

16.08 Application of Participating Plan and Participating Trust to Trustees. Nothing contained in any Participating Plan or Participating Trust, either expressly or by implication, shall be deemed to impose any powers, duties, or responsibilities upon the Trustee other than those set forth in this Agreement and under ERISA.

16.09 Construction of Agreement. In case any provisions of this Agreement shall be held unlawful or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Agreement, but shall be fully severable, and the Agreement shall be construed and enforced as if said unlawful or invalid provisions had never been inserted herein.

16.10 Construction of Terms. The singular may include the plural and vice versa, unless the context clearly indicates to the contrary. The words “hereof,” “herein” and other similar compounds of the word “here” shall mean and refer to the entire Agreement, and not to any particular Section or Article.

16.11 References. Unless otherwise stated, all references to Sections and Articles are to Sections and Articles in this Agreement.

16.12 Waiver. Any agreement by ABA RF or the Trustee to an extension or waiver of any provision of this Trust shall be valid only if set forth in an instrument in writing signed by such party, but such waiver or failure to insist on strict compliance with such provision shall not operate as a waiver or estoppel with respect to any subsequent or other failure.

16.13 Good Faith. With respect to each provision of this Agreement under which ABA RF or the Trustee has a duty to the other, both ABA RF and the Trustee shall have an obligation to consent, respond, agree, provide notice, give and consider comments, negotiate, approve, cooperate and otherwise act in good faith and on a reasonably timely basis.

16.14 Actions by Trustee. In the event it should become impossible for the Trustee to perform any act provided for herein, such act shall be performed which in the judgment of the Trustee will most nearly carry out the intent and purposes hereof, and all parties having an interest therein shall be bound by such act. The Trustee shall not be responsible for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to forces beyond its reasonable control, including but not limited to delays, errors or interruptions caused by the ABA RF, the Program Recordkeeper, a trustee of a Participating Trust, and Employer or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation, failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment, or acts of God.

16.15 Successors and Assigns. The Trustee may not assign its rights and obligations under this Agreement without the prior written consent of ABA RF. For purposes of this Section 16.15, a merger, reorganization, or transfer of substantially all of the assets of the Trustee to a successor organization shall not constitute an “assignment,” provided that the Trustee is the survivor in any such transaction.

16.16 Execution of Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one and the same instrument, to be sufficiently evidenced by any one such counterpart.

16.17 Authority. The parties to this Agreement represent, respectively, that they have duly authorized the execution, delivery and performance of this Agreement and that neither such execution and delivery nor the performance of their obligations hereunder conflict with or violate any provision of law, rule or regulation, or any instrument to which either is a party or to which any of their respective properties are subject and that this Agreement is a valid and binding obligation.

[SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the ABA RETIREMENT FUNDS and the Trustee have caused this amended and restated trust agreement to be signed by their duly authorized officers this 24th day of June, 2010, effective as of the date first above written.

ABA RETIREMENT FUNDS

By:	/s/ Diane J. Fuchs
Title

STATE STREET BANK AND TRUST COMPANY

Signing to effect assignment of all rights, powers and duties as Trustee to The Northern Trust Company, pursuant to section 1.3(b) of the Succession and Assignment Agreement, dated June 29, 2009

By:	/s/ Nancy E. Grady
Title:	Senior Vice President

THE NORTHERN TRUST COMPANY Signing to accept its appointment as Trustee, pursuant to section 2.1(c) of the Succession and Assignment Agreement, dated June 29, 2009

By:	/s/ Marty Mulcrone
Title